CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AAM SLC Low Duration Income ETF, a series of ETF Series Solutions, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
November 26, 2024